Filed Pursuant to Rule 424(b)(3)
Registration File No.: 333-273508

BLACKROCK PRIVATE INVESTMENTS FUND

Supplement dated September 16, 2024 to the Prospectus

of BlackRock Private Investments Fund, dated July 29, 2024, as supplemented on September 10, 2024

This supplement amends certain information in the Prospectus of BlackRock Private Investments Fund (the “Fund”), dated July 29, 2024, as supplemented on September 10, 2024. Unless otherwise indicated, all other information included in the Prospectus that is not inconsistent with the information set forth in this supplement remains unchanged. Capitalized terms not otherwise defined in this supplement have the same meaning as in the Prospectus.

Effective immediately, the following changes are made to the Fund’s Prospectus:

The section of the Prospectus entitled “Management of the Fund–Portfolio Managers” is deleted in its entirety and replaced with the following:

The members of the portfolio management team who are primarily responsible for the day-to-day management of the Fund’s portfolio are as follows:

Portfolio Manager	Primary Role	Since	Title and Recent Biography
Stephen Kelly[1]	Jointly and primarily responsible for the day-to-day management of the Fund’s portfolio, including setting the Fund’s overall investment strategy and overseeing the management of the Fund.	2021	Managing Director of BlackRock, Inc. since 2006 and Global Head of Business Operations for BlackRock Private Equity Partners (“PEP”) from 2016 to 2020.
Lynn Baranski	Jointly and primarily responsible for the day-to-day management of the Fund’s portfolio, including setting the Fund’s overall investment strategy and overseeing the management of the Fund.	2022	Managing Director of BlackRock, Inc. since 2005; Global Co-Head of Private Equity Partners (“PEP”) since 2023; Global Head of Investments for PEP since 2010.
James Keenan, CFA[2]	Jointly and primarily responsible for the day-to-day management of the Fund’s portfolio, including setting the Fund’s overall investment strategy and overseeing the management of the Fund.	2021	Managing Director of BlackRock, Inc. since 2008 and Head of the Leveraged Finance Portfolio Team.
Jeffrey Cucunato	Jointly and primarily responsible for the day-to-day management of the Fund’s portfolio, including setting the Fund’s overall investment strategy and overseeing the management of the Fund.	2021	Managing Director of BlackRock, Inc. since 2005.
Johnathan Seeg	Jointly and primarily responsible for the day-to-day management of the Fund’s portfolio, including setting the Fund’s overall investment strategy and overseeing the management of the Fund.	2024	Managing Director of BlackRock, Inc. since 2012; Global Co-Head of Private Equity Partners since 2023; Global Head of Strategy and Investor Relations for PEP from 2015 to 2022.

Portfolio Manager	Primary Role	Since	Title and Recent Biography
Arslan Mian	Jointly and primarily responsible for the day-to-day management of the Fund’s portfolio, including setting the Fund’s overall investment strategy and overseeing the management of the Fund.	2024	Managing Director of BlackRock, Inc. since 2010; Head of Americas’ Investment Team for PEP since 2012.

[1]	On or about December 2, 2024, Stephen Kelly will no longer serve as a portfolio manager of the Fund.

[2]	On or about December 31, 2024, James Keenan, CFA, will no longer serve as a portfolio manager of the Fund.

The SAI provides additional information about other accounts managed by the portfolio management team and the ownership of the Fund’s securities by each portfolio manager.

Shareholders should retain this Supplement for future reference.